SECURITIES AND EXCHANGE COMMISSION


                           Washington, D.C.  20549




                                 FORM 8-K

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934




                              January 15, 2002
                      ---------------------------------
                      (Date of earliest event reported)




                          DELTA PETROLEUM CORPORATION
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)



        Colorado                    0-16203                84-1060803
       --------------              ----------          --------------------
        (State of                  Commission          (I.R.S. Employer
       Incorporation)                File No.            Identification No.)



                  Suite 3310
                  555 17th Street
                  Denver, Colorado                        80202
           -------------------------------------------------------
           (Address of principal executive offices)     (Zip Code)




      Registrant's telephone number, including area code: (303) 293-9133

ITEM 5.  Other Events

     On January 15, 2002 Delta Petroleum Corporation ("we" or "our") entered into an agreement to purchase all of the domestic oil and gas properties of Castle Energy Corporation for $20 million in cash and 9,566,000 shares of our common stock. We will be permitted to repurchase up to 3,188,667 of the shares issued to Castle for a price of $4.50 per share for a period of one year after closing. Pursuant to the terms of the agreement, the cash portion of the purchase price will be reduced by the cash flow generated by the properties between October 1, 2001 and the closing date of the transaction. The sale is subject to approval by our shareholders. Both parties are subject to penalties under certain circumstances for failure to close the transaction within specified time periods.

     The properties to be acquired from Castle consist of interests in approximately 525 producing wells in fourteen (14) states, plus associated undeveloped acreage, with proved reserves of approximately 65 billion cubic feet ("BCF") of gas equivalent, of which proved developed producing reserves approximate 32 BCF of gas equivalent. The completion of the transaction would more than double our daily production to approximately 3,400 barrels of oil equivalent ("BOE"), with the actual daily production being approximately 50% oil and 50% gas. It would also approximately triple our proved producing reserves.

     Upon closing, our present four-person board of directors would be expanded with the appointment of three additional directors to be selected by Castle.


ITEM 7.  Financial Statements and Exhibits

         2.1 Purchase and Sale Agreement dated December 31, 2001 and certain exhibits thereto



                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    DELTA PETROLEUM CORPORATION
                                    (Registrant)


Date: January 22, 2002             By:  /s/ Roger A. Parker
                                        ------------------------------------
                                        Roger A. Parker
                                        President/CEO



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